Exhibit (a)(1)(A)

MINERVA NEUROSCIENCES, INC.

1601 TRAPELO ROAD, SUITE 286

WALTHAM, MA 02451

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

JULY 6, 2021

MINERVA NEUROSCIENCES, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time,

on Tuesday, August 3, 2021, unless extended

By this Offer to Exchange Eligible Options for restricted stock units (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Minerva Neurosciences, Inc., which we refer to in this document as “we,” “us,” “our” or “Minerva,” is giving each Eligible Holder (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New PRSUs (as defined below), as discussed below and in the attached disclosure document for the Exchange Offer beginning on page 18 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, you are employed by Minerva or one of our subsidiaries and have not submitted a notice of resignation or been notified by Minerva or our subsidiary that your employment is being terminated; and

•

on the date on which the surrendered Eligible Options are canceled and the New PRSUs (as defined below) are granted to replace them, you continue to be employed by Minerva or one of our subsidiaries, and have not submitted a notice of resignation or been notified by Minerva or our subsidiary that your employment is being terminated.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.47 per share; and

•	was granted before July 1, 2020 under our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”).

See the Offering Memorandum below for additional information regarding the terms of the Offering, including without limitation the information in Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 2 (“Purpose of The Exchange Offer; Additional Considerations”).

Terms of New PRSUs. If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of performance-based restricted stock units (each, a “New PRSU”) with the following terms (collectively, the “New PRSU Terms”):

•	Each New PRSU will not have an exercise or purchase price. Each New PRSU will represent your right to receive one share of our common stock for each New PRSU that vests in the future.

•

The number of your New PRSUs will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New PRSUs)
$4.47 to $6.19	2.25 to 1
$6.20 to $8.19	1.75 to 1
$8.20 and above	2.75 to 1

•	Your New PRSUs will be granted under our 2013 Plan.

•

Your New PRSUs will only be eligible to vest when our Board of Director (the “Board”) or compensation committee of the Board (the “Committee”) certifies, in its sole discretion, that the following performance goals for your New PRSUs have been attained:

•

50% of your New PRSUs will vest upon the U.S. Food and Drug Administration (“FDA”) acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date of the New PRSUs.

•	Remaining New PRSUs will vest upon roluperidone receiving FDA marketing approval provided that such approval occurs within five years after the grant date of the New PRSUs.

•

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Minerva through each vesting date. In the event that your service with Minerva terminates for any reason prior to the vesting date of any unvested portion of your New PRSUs, such unvested portion will expire on your termination date.

Exchange Ratio. The number of shares subject to Eligible Options that an Eligible Holder must surrender in order to receive a New PRSU to be issued one share is referred to as an “exchange ratio”.

The exchange ratios were calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that they were determined in a manner intended to result in the grant of a New PRSU, for accounting purposes, with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options the New PRSU replaces, calculated based on the closing price of our common stock on The Nasdaq Global Market (“Nasdaq”) as of July 1, 2021.

The exchange ratios were determined with reference to the fair value of the eligible vested and unvested stock options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of an eligible stock option. Setting the exchange ratios in this manner was intended to result in the issuance of replacement New PRSUs that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the New PRSUs, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”), Section 7 (“Price Range of Our Common Stock”) and Section 8 (“Information Concerning Us; Financial Information”) of the Offering Memorandum for additional information.

Process to Participate. The commencement date of the Exchange Offer was Tuesday, July 6, 2021. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New PRSUs will be granted with the New PRSU Terms effective promptly following the Expiration Time (such date, the “New PRSU Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 16 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New PRSUs. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Shares of our common stock are quoted on Nasdaq under the symbol “NERV.” On July 1, 2021, the closing price of our common stock as reported on Nasdaq was $2.34 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to Frederick Ahlholm, Chief Accounting Officer, at option.exchange@minervaneurosciences.com.

IMPORTANT

The statements in this document concerning the Eligible Options, the 2013 Plan and the New PRSUs are summaries of the material terms but are not complete descriptions thereof. The full text of these documents has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and we strongly encourage you to review such documents. See Section 15 of the Offering Memorandum, entitled “Additional Information” for more information regarding the Schedule TO.

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 5:00 p.m. Eastern Time, on Tuesday, August 3, 2021 (or such later date as may apply if the Exchange Offer is extended), by email (by PDF or similar imaged document file) delivered to: Frederick Ahlholm, Chief Accounting Officer, at option.exchange@minervaneurosciences.com.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a restricted stock unit agreement for your New PRSUs shortly following the grant of your New PRSUs.

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MINERVA.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New PRSUs and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

No.	Question	Page

Q28.	How will I know whether you have received my Election Form or my Notice of Withdrawal?	15

Q29.	What will happen if I do not return my Election Form by the deadline?	15

Q30.	What if I have any questions regarding the Exchange Offer?	15

Q1.	Why is Minerva making the Exchange Offer?

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways, including by aligning the interests of our employees with those of our stockholders; by motivating employees’ performance toward our long-term success; and by encouraging our employees who have received equity award grants to continue their employment or service with us.

The price of our common stock has significantly decreased since May 2020. As of July 1, 2021, the closing price of our common stock on Nasdaq was $2.34 per share, resulting in most of the outstanding stock options held by Eligible Holders (as defined below) being “underwater,” meaning the exercise price of each of those options is greater than our current stock price. This means that these underwater stock options may no longer be effective as incentives to motivate and retain employees and other service providers holding these options.

The Board believes that it is critical to our future success to revitalize the incentive value of certain of our outstanding equity awards to retain and motivate employees and re-establish a personal stake in the long term financial success of Minerva, thereby aligning their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), our employees will be properly motivated to align their interests with those of the stockholders, and be rewarded for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Minerva be able to retain and motivate employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

Further, the New PRSUs that employees will receive in the Exchange Offer can be earned only if performance goals key to Minerva’s future success are achieved (in addition to continued service), thereby further incentivizing our employees to work towards the achievement of these goals and to drive increases in our long-term value for stockholders.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2.	Who is eligible to participate in the Exchange Offer?

Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if:

•

on the date the Exchange Offer commences, you are employed by Minerva or one of our subsidiaries and have not submitted a notice of resignation or been notified by Minerva or our subsidiary that your employment is being terminated; and

•

on the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, you continue to be employed by Minerva or one of our subsidiaries, and have not submitted a notice of resignation or been notified by Minerva or our subsidiary that your employment is being terminated.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3.	Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Holders will be able to elect to tender outstanding Eligible Options for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.47 per share; and

•	was granted before July 1, 2020 under our 2013 Plan.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4.	How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of Minerva common stock at a fixed exercise price for a fixed period of time.	The right to receive a fixed number of shares of Minerva common stock in the future at no exercise or purchase price.

How they work	Once a stock option grant vests, you can exercise the vested portion at any time until the expiration date of that option. Exercising means you buy the stock at the exercise price set on the date of grant.

If the price of our common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after payment of applicable taxes).

However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of Minerva common stock is issued to you and at no cost to you, other than withholding taxes (for employees) associated with the RSU. The value you receive for an RSU upon issuance of the common stock will be based on the then-current Minerva stock price. Once our stock is issued to following the vesting of the RSU, you can either keep it as an investment or sell it.

Q5.	Will the terms and conditions of my New PRSUs be the same as my exchanged options?

No. The terms and conditions of your New PRSUs, including the vesting schedule of your New PRSUs, will be different from the exchanged options. The tax treatment of the New PRSUs will differ significantly from the tax treatment of your exchanged options. See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information. New PRSUs will be granted under the 2013 Plan and will be subject to a restricted stock unit grant notice and agreement provided to you, a form of which is filed with the SEC as an exhibit to the Schedule TO.

Q6.	How many New PRSUs will I receive for the Eligible Options I exchange?

The number of New PRSUs to be granted to you will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New PRSUs)
$4.47 to $6.19	2.25 to 1
$6.20 to $8.19	1.75 to 1
$8.20 and above	2.75 to 1

The exchange ratios were calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that they were determined in a manner intended to result in the grant of a New PRSU, for accounting purposes, with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options the New PRSU replaces, calculated based on the closing price of our common stock on Nasdaq as of July 1, 2021.

The exchange ratios were determined with reference to the fair value of the eligible vested and unvested stock options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of an eligible stock option. Setting the exchange ratios in this manner was intended to result in the issuance of replacement New PRSUs that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the New PRSUs, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Q7.	Will my New PRSUs have an exercise or purchase price?

Your New PRSUs will not have an exercise or purchase price. Each New PRSU will represent your right to receive a number of shares of our common stock upon vesting based on an exchange ratio.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning the historical prices of our common stock.

Q8.	When will my New PRSUs vest?

Your New PRSUs will only be eligible to vest when the Board or the Committee certifies, in its sole discretion, that the following performance goals for your New PRSUs have been attained:

•	50% of your New PRSUs will vest upon FDA acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date.

•	Remaining New PRSUs will vest upon roluperidone receiving FDA marketing approval provided that such approval occurs within five years after the grant date.

•

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Minerva through each vesting date. In the event that your service with Minerva terminates for any reason prior to the vesting date of any unvested portion of your New PRSUs, such unvested portion will expire on your termination date.

Q9.	Do I need to exercise my New PRSU in order to receive shares?

No. Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. If your New PRSUs vest in accordance with the vesting schedule described above and set forth in the applicable RSU agreement, you will automatically receive the shares subject to the New PRSUs. Generally, shares subject to New PRSUs that do not vest will be forfeited to Minerva, as determined in accordance with the 2013 Plan.

Q10.	If I participate in the Exchange Offer, when will my New PRSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New PRSUs in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New PRSU Grant Date, which is currently expected to be Friday, August 6, 2021. The New PRSUs will reflect the New PRSU Terms.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q11.	What happens to my New PRSUs if I terminate my employment with Minerva?

Vesting of your New PRSUs will cease upon termination of your service with Minerva. You unvested New PRSUs will be forfeited to us.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by Minerva. The terms of your employment with Minerva remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Minerva until the expiration of the Exchange Offer, the grant date for the New PRSUs or thereafter during the vesting period of the New PRSUs. In addition, we cannot provide any assurance that your employment with Minerva will continue past the vesting date of any New PRSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New PRSU.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New PRSUs”) for more information.

Q12.	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant under our 2013 Plan that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q13.	How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Minerva; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our

Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Minerva is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	The Exchange Offer is not a one-for-one exchange. You will likely receive fewer shares subject to your New PRSUs than your Eligible Options.

•

Options provide value upon exercise only if our common stock price increases after its grant date. RSUs provide value upon vesting even if our common stock price does not increase after its grant date. However, because the exchange ratios for the Exchange Offer are value-based, and will be less than or equal one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New PRSUs received by you pursuant to the Exchange Offer.

New PRSUs granted in the Exchange Offer are subject to performance-vesting conditions that may never occur, even if the Eligible Options you exchange were fully vested. Therefore, it is possible that, even if you continue in service with Minerva, you may never receive shares in respect of your New PRSUs.

•

You should carefully consider the tax consequences of the New PRSUs. In general, the New PRSUs will be taxed when they vest and shares are issued to you. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for advice on these matters.

Please also review the “Risk Factors” that appear on page 16.

Q14.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of July 1, 2021. At any time during the Exchange Offer, you may contact us via email at option.exchange@minervaneurosciences.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

Q15.	Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q16.	Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before July 1, 2021, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17.	Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all shares of the outstanding (i.e., unexercised) portion of that Eligible Option.

You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q18.	What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Holder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q19.	What happens if my employment with Minerva terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment with Minerva terminates for any reason on or prior to the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New PRSUs. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Minerva. The terms of your employment with Minerva remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, or the New PRSU Grant Date or thereafter. In addition, we cannot provide any assurance that your employment with Minerva will continue past the vesting date of any New PRSU granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New PRSU.

See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New PRSUs”) of the Offering Memorandum for more information.

Q20.	Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New PRSUs will be a taxable event for U.S. federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q21.	Will I owe taxes if I do not participate in the Exchange Offer?

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q22.	What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all Eligible Options tendered by you and accepted by Minerva for exchange in the Exchange Offer.

Q23.	Is it possible for my New PRSUs to be or become underwater?

No. Since New PRSUs do not have an exercise or purchase price, New PRSUs will never become underwater, but the value of the New PRSUs may change with fluctuations in our stock price.

Q24.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) we extend the Exchange Offer beyond the original Expiration Time of Tuesday, August 3, 2021, or the Exchange Offer otherwise remains outstanding for more than 29 calendar days, and (3) you do not reject this Exchange Offer within the first 29 calendar days in which it is outstanding (that is, by Tuesday, August 3, 2021), then your Eligible Options may cease to be treated as ISOs as of the original Expiration Time on Tuesday, August 3, 2021. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Tuesday, August 3, 2021 or the Exchange Offer otherwise remains outstanding for more than 29 calendar days, and you wish to avoid the possible impact on your ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 11:59 p.m. Eastern Time on Tuesday, August 3, 2021.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

Q25.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26.	How do I tender my Eligible Options for exchange?

If you are an Eligible Holder, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form, by email (by PDF or similar imaged document file) to option.exchange@minervaneurosciences.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New PRSU Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New PRSUs for your acceptance through the Company’s online stock option portal following the New PRSU Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q27.	Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021 (or such later date as may apply if the Exchange Offer is extended). Unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to option.exchange@minervaneurosciences.com.

If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 26 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q28.	How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29.	What will happen if I do not return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on Tuesday, August 3, 2021 or it otherwise remains open for more than 29 calendar days, and you wish to avoid the possible impact on the ISO status of any of your Eligible Options, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 11:59 p.m. Eastern Time on Tuesday, August 3, 2021.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q30.	What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to option.exchange@minervaneurosciences.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the SEC on May 12, 2021, and June 30, 2021, filed with the SEC on August 2, 2021, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

The exchange ratio used in the Exchange Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Exchange Offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. If a different method or different assumptions are used, or if the exchange ratio is calculated as of a different date, the exchange ratio may vary from the exchange ratio in this Exchange Offer. The valuation method that we use for establishing the exchange ratio is designed to estimate a fair value of options as of the date the exchange ratio is calculated and is not a prediction of the future value that might be realized through Eligible Options or New PRSUs. In addition, the exchange ratio is “capped” at one RSU for one share subject to the Eligible Options to which the New PRSU replaces, if the fair value of the New PRSUs that would be approximately equivalent to the fair value of the Eligible Options exchanged would result in you receiving more New PRSUs than the number of shares underlying your Eligible Options exchanged.

You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we use for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Eligible Options, the New PRSUs and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

Your cancelled Eligible Options may be worth more than the New PRSUs that you receive in exchange.

Because the New PRSUs you receive will likely cover few shares than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been more economically valuable than the New PRSUs granted pursuant to the Exchange Offer.

Whether you will be in a better position if you surrender your Eligible Options for New PRSUs instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of New PRSUs that you would receive in exchange for your Eligible Options, the exercise price of your Eligible Options, the value of our common stock in the future, how long you remain employed by Minerva or one of our subsidiaries, whether the performance conditions related to the New PRSUs occur and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

If your service with Minerva terminates before your New PRSUs vest, or, if you are an Employee and the performance conditions for your New PRSUs do not occur, you will not be able to receive value for your unvested New PRSUs, but you may have been able to receive value for the Eligible Options you exchanged for the New PRSUs.

The New PRSUs will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if your service with Minerva terminates after you exchange your Eligible Options for New PRSUs, you may not be able to realize as much value from your New PRSUs as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New PRSUs, and your service with Minerva terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New PRSUs, and your service with Minerva terminates after you receive New PRSUs but before such New PRSUs have vested, or, if the performance conditions required for such New PRSUs to vest do not occur, you will receive no value from being granted the New PRSUs.

You may incur additional taxes in connection with the New PRSUs for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options, including ISOs and NSOs, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW PRSUS

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OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW PRSUS

Section 1. Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Minerva Neurosciences, Inc. (“Minerva,” “we,” “us” or “our”) is offering eligible employees the opportunity to exchange certain outstanding stock options for new performance-based restricted stock units. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New PRSUs (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New PRSUs in exchange for an Eligible Holder’s agreement to accept the terms of the New PRSUs. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of optionholders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Holders

All individuals who hold Eligible Options and who, as of the date the Exchange Offer commences and as of the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, are current employees of Minerva may participate in the Exchange Offer (the “Eligible Holders”). To be an Eligible Holder, you must continue to be employed by Minerva, and not have submitted a notice of resignation or received a notice of termination, between the date the Exchange Offer commences and the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on the Expiration Date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Minerva’s policies.

Your employment with Minerva will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or Minerva at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by Minerva. The terms of your employment with Minerva remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Minerva until the grant date for the New PRSUs or any vesting date of your New PRSUs in the future.

Our executive officers set forth in Minerva’s Definitive Proxy Statement on Schedule 14A (File No. 001-36517), filed with the Securities and Exchange Commission on April 30, 2021 (the “Proxy Statement”) are eligible to participate in the Exchange Offer. Our executive officers are Remy Luthringer, Geoffrey Race, Jay Saoud, Michael Davidson, Frederick Ahlholm and Joseph Reilly. Our non-employee directors will not be permitted to participate in the Exchange Offer.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Holder;

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•	has an exercise price equal to or greater than $4.47 per share; and

•	was granted before July 1, 2020 under our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of performance-based restricted stock units (each, a “New PRSU”) with the following terms (collectively, the “New PRSU Terms”):

•	Each New PRSU will not have an exercise or purchase price. Each New PRSU will represent your right to receive one share of our common stock for each New PRSU that vests in the future.

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The number of your New PRSUs will be determined using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New PRSUs)
$4.47 to $6.19	2.25 to 1
$6.20 to $8.19	1.75 to 1
$8.20 and above	2.75 to 1

•	Your New PRSUs will be granted under our 2013 Plan.

•

Your New PRSUs will only be eligible to vest when our Board of Director (the “Board”) or compensation committee of the Board (the “Committee”) certifies, in its sole discretion, that the following performance goals for your New PRSUs have been attained:

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50% of New PRSUs will vest upon the U.S. Food and Drug Administration (“FDA”) acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date of the New PRSUs.

•	Remaining New PRSUs will vest upon roluperidone receiving FDA marketing approval provided that such approval occurs within five years after the grant date of the New PRSUs.

•

As with any unvested equity award under our 2013 Plan, you must remain in continuous service with Minerva through each vesting date. In the event that your service with Minerva terminates for any reason prior to the vesting date of any unvested portion of your New PRSUs, such unvested portion will expire on your termination date.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by Minerva for exchange will be cancelled and your New PRSUs will be granted with the New PRSU Terms effective on August 6, 2021 (such date, the “New PRSU Grant Date”).

Exchange Ratios applicable to all New PRSUs

The exchange ratios were calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that they were determined in a manner intended to result in the grant of a New PRSU, for accounting purposes, with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options the New PRSU replaces, calculated based on the closing price of our common stock on Nasdaq as of July 1, 2021. However, if the “value for value” exchange would result in you receiving more than one New

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PRSU for each share underlying the Eligible Option you exchange for such New PRSU, you will only receive one New PRSU for each share underlying such Eligible Option you exchange for the New PRSU. Such a fair value exchange is intended to balance the compensatory goals of the Exchange Offer and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New PRSUs. Fractions New PRSUs will not be granted and cash will not be paid for any fractional shares. New PRSUs calculated according to the exchange ratios that result in fractional shares will be rounded to the nearest whole share of our common stock.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern Time, on Tuesday, August 3, 2021, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

Equity awards are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways, including by aligning the interests of our employees with those of our stockholders; by motivating employees’ performance toward our long-term success; and by encouraging our employees who have received equity award grants to continue their employment with us.

The price of our common stock has significantly decreased since May 2020. As of July 1, 2021, the closing price of our common stock on Nasdaq was $2.34 per share, resulting in most of the outstanding stock options held by Eligible Holders (as defined below) being “underwater,” meaning the exercise price of each of those options is greater than our current stock price. This means that these underwater stock options may no longer be effective as incentives to motivate and retain employees and other service providers holding these options.

The Board believes that it is critical to our future success to revitalize the incentive value of certain of our outstanding equity awards to retain and motivate employees and re-establish a personal stake in the long term financial success of Minerva, thereby aligning their interests with those of our stockholders. The Board believes that with the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), our employees will be properly motivated to align their interests with those of the stockholders, and be rewarded for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Minerva be able to retain and motivate employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees.

Further, the New PRSUs that employees will receive in the Exchange Offer can be earned only if performance goals key to Minerva’s future success are achieved (in addition to continued service), thereby further incentivizing our employees to work towards the achievement of these goals and to drive increases in our long-term value for stockholders.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to

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time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to Minerva, or at all.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Minerva;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•

any material change in our Board or executive management team, including any plans to change the number or term of our directors or to fill any existing vacancies on the Board or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time by email (by PDF or similar imaged document file) delivered to: Frederick Ahlholm, Chief Accounting Officer at option.exchange@minervaneurosciences.com.

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

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Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to option.exchange@minervaneurosciences.com. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New PRSUs if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Holder and your employment with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Minerva nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by Minerva. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New PRSUs”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Minerva and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New PRSU Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly

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withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New PRSUs with the New PRSU Terms. We expect the New PRSU Grant Date to occur on August 6, 2021. If the Expiration Time is extended, then the New PRSU Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 11:59 p.m. U.S. Easter Time on Thursday, September 2, 2021. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form. However, if you have tendered an Eligible Option intended to qualify as an incentive stock option under Section 422 of the Code, a valid withdrawal on or after the date that is 29 calendar days after Tuesday, July 6, 2021 may result in such Eligible Option losing such incentive stock option status.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Minerva with the SEC on July 6, 2021 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

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Section 5. Acceptance of Eligible Options for Exchange; Grant of New PRSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time, unless extended (or if we have not accepted the Eligible Option, you may also withdraw any such tendered securities at any time after 11:59 p.m. Eastern Time on Thursday, September 2, 2021. On the New PRSU Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New PRSUs with the New PRSU Terms. If the Expiration Time is extended, then the New PRSU Grant Date will be similarly extended.

Promptly after we grant the New PRSUs, we will send each tendering Eligible Holder a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Holder for acceptance via the Company’s online stock option portal the stock option documentation relating to the Eligible Holder’s New PRSUs. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the date on which the surrendered Eligible Options are canceled and the New PRSUs are granted to replace them, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

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there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

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there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Minerva, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

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make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

•	impair the contemplated benefits of the Exchange Offer to Minerva;

•	there will have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

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•	the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

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in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

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the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or

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any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer.

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a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Minerva, shall have been proposed, announced or publicly disclosed or we shall have learned that:

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any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

•	any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

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any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

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any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);

•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Minerva;

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Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Minerva (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Minerva); and

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Any rules or regulations by any governmental authority, The Nasdaq Global Market (“Nasdaq”), or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Minerva (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Minerva).

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The conditions to the Exchange Offer are for Minerva’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on Nasdaq under the symbol “NERV.”

The following table sets forth the high and low per share sales prices of our common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2021	High	Low
First quarter	$3.59	$2.37

Year Ended December 31, 2020	High	Low
First quarter	$9.23	$4.57
Second quarter	$14.70	$3.40
Third quarter	$3.77	$2.77
Fourth quarter	$4.01	$2.26

Year Ended December 31, 2019	High	Low
First quarter	$8.46	$6.30
Second quarter	$8.30	$4.20
Third quarter	$8.66	$5.71
Fourth quarter	$7.55	$4.08

As of July 1, 2021, we had 113 stockholders of record, and 42,721,566 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On July 1, 2021, the closing price for our common stock as reported on Nasdaq was $2.34 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Minerva; Financial Information.

Information Concerning Minerva.

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of proprietary product candidates to treat patients suffering from central nervous system diseases. Leveraging our scientific insights and clinical experience, we have acquired or in-licensed compounds that we believe have innovative mechanisms of actions and therapeutic profiles that potentially address the unmet needs of patients with these diseases.

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We were was formed in November 2013 from the merger of Cyrenaic Pharmaceuticals, Inc. and Sonkei Pharmaceuticals, Inc. Our principal offices are located at 1601 Trapelo Road, Suite 286, Waltham, MA 02451, and our telephone number is (617) 600-7373. Our website address is www.minervaneurosciences.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

This Offering Memorandum should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K (File No. 001-36517) for the year ended December 31, 2020, filed with the SEC on March 8, 2021 (our “Annual Report”), and in our Quarterly Reports on Form 10-Q (File No. 001-36517) for the quarter ended March 31, 2021, filed with the SEC on May 12, 2021, and June 30, 2021, filed with the SEC on August 2, 2021 (our “Quarterly Reports”), which are incorporated herein by reference.

Additional Information.

For more information about Minerva, please refer to our Annual Report, our Quarterly Reports and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers are eligible to participate in the Exchange Offer on the same terms as all other Eligible Holders. Accordingly, all of these individuals are Eligible Holders and they hold Eligible Options.

Name	Title	Shares Underlying All Eligible Options
Remy Luthringer	Chairman and Chief Executive Officer	2,895,184
Geoffrey Race	Chief Financial Officer	1,559,718
Jay Saoud	Head of Research & Development	671,000
Joseph Reilly	Chief Operating Officer	663,465
Michael Davidson	Chief Medical Officer	650,000
Frederick Ahlholm	Chief Accounting Officer	636,434

Other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our Annual Report and Quarterly Reports, neither Minerva nor, to our knowledge, any of our executive officers or directors, any person controlling Minerva or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options, and no Eligible Options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

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Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation—Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New PRSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New PRSUs over the fair value of the original Eligible Options prior to exchange. The fair value of New PRSUs will be measured as of the New PRSU Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New PRSUs.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 162(m) of the Internal Revenue Code limits the extent to which a company can take an income tax deduction for ordinary income recognized as a result of compensation paid to certain of its top executive officers, to the extent such officer’s compensation exceeds $1 million per year. The exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million per year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The 2013 Plan contains certain limits on the shares of Company common stock that may be subject to awards granted under the 2013 Plan to any one recipient in any one calendar year, to the extent such awards are intended to be “qualified performance-based compensation” under Section 162(m) of the Code. The New PRSUs are not intended to satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code nor are they intended to be “Performance Stock Awards” under the 2013 Plan, and therefore the New PRSUs are not subject to the limits on such types of awards set forth in the 2013 Plan. As a result, Minerva will not be entitled to an income tax deduction for any compensation paid pursuant to the New PRSUs to “covered employees” under Section 162(m) that is in excess of $1 million per year.

Section 11. Legal Matters; Regulatory Approvals.

The Exchange Offer is required to comply with the SEC’s rules and regulations, including the requirements of Schedule TO. We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New PRSUs as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New PRSUs with the New PRSU Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

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Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Based on U.S. federal income tax laws in effect on the date of this Offer Memorandum, the Exchange Offer is expected to be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and Eligible Holders should recognize no income for U.S. federal income tax purposes upon the surrender of Eligible Options and grant of New PRSUs.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 calendar days (that is, if we extend the Exchange Offer beyond the original Expiration Time on Tuesday, August 3, 2021), and (3) you do not reject this Exchange Offer within the first 29 calendar days in which it is outstanding (that is, by Tuesday, August 3, 2021), your Eligible Options may cease to be treated as ISOs as of the Expiration Time on Tuesday, August 3, 2021. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Tuesday, August 3, 2021 or it otherwise remains outstanding for more than 29 calendar days, and you wish to avoid the possible impact on ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 11:59 p.m. Eastern Time on Tuesday, August 3, 2021.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New PRSUs for United States federal income tax purposes.

Taxation of Incentive Stock Options (“ISO”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy either the 2-Year Holding Period or the 1-Year Holding Period, then a portion of the

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optionholder’s gain from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sale price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer, you will lose the benefits of ISOs. Your New PRSUs will be subject to different tax treatment, as described below.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO. Such gain will be subject to withholding for income, employment and payroll taxes, and such withholding must be satisfied as a condition to such exercise.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Restricted Stock Units

Generally, an individual will not recognize any income, gain or loss on the granting of an RSU. Upon the vesting of an RSU and the issuance of the vested RSU shares, an individual will recognize ordinary income on each issued share equal to the fair market value of the shares on the date of issuance. As described above under Section 10 (“Accounting Consequences of the Exchange Offer”), the New PRSUs are not intended to satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code and as a result, Minerva will not be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the holder of the New PRSU upon share issuance who is a “covered employee” under Section 162(m) that is in excess of the $1 million per year deduction limitation.

If and when an individual sells the stock issued upon the vesting of an RSU, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of issuance, will be treated as a capital gain or loss. If the individual has held those shares for more than one year from the date of issuance, such gain or loss will be a long-term capital gain or loss. If the individual has held those shares for not more than one year from the date of issuance, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an award holder who has been employed by us and with respect to the issuance of vested RSU shares to an award holder who has been employed by us. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

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Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Holders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Considerations; Fees and Expenses.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New PRSUs calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. New PRSUs will be unvested as of the New PRSU Grant Date and will be subject to performance goals, as described in Section 1 of this Offering Memorandum.

If we receive and accept tenders from Eligible Holders of all Eligible Options (comprising a total of options to purchase 7,806,844 shares outstanding as of July 1, 2021) subject to the terms and conditions of this Exchange Offer, we will grant New PRSUs covering a total of approximately 3,890,926 shares of common stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in

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connection with your election to participate in the Exchange Offer, including mailing, internet, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 8, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 12, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 2, 2021;

•	our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, filed with the SEC on April 30, 2021;

•	our Current Reports on Form 8-K filed with the SEC on January 19, 2021, April 19, 2021 and June 16, 2021; and

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the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed on June 23, 2014 (File No. 001-36517) under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Holder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to option.exchange@minervaneurosciences.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT AND QUARTERLY REPORTS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION

IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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